FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933





                             WELLSTONE FILTERS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                                33-0619264
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                            Identification Number)


                 250 Crown Boulevard, Timberlake North Carolina          27583
------------------------------------------------------------------    ------
        (Address of Principal Executive Offices)                    (Zip Code)
                               2004 Amended and Restated Stock Option Plan
                         2005 Advisor Compensation Plan
                            (Full Title of the plan)

                                 Learned J. Hand
              250 Crown Boulevard, Timberlake North Carolina 27583
                                            (Name  and  address  of agent for
service)

                                                   (914) 333-0090
                  (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

    Title of                                                                Proposed
   securities                                     Proposed                   maximum
      to be             Amount to be          maximum offering         aggregate offering            Amount of
   registered            registered            price per share                price              registration fee


Common Stock(1)           10,000,000                $.93                     $9,300,000  $1,094.61(3)
----------------------------------------------------------------------------------------------------------

(1) Includes reoffers. Includes 6,000,000 shares issuable under the 2005 Advisor Compensation Plan and 4,000,000 shares issuable upon exercise of options under the 2004 Amended and Restated Stock Option Plan.

(2)    Estimated solely for purposes of determining the registration fee.

(3) The registration fee is based upon the closing bid price of the Common Stock on January 26, 2005, as reported on the OTC Bulletin Board.  See Rule 457(c).

                                   PROSPECTUS




                             WELLSTONE FILTERS, INC.



                     Up to 10,000,000 Shares of Common Stock

                Offered or Reoffered by Means of this Prospectus




       Selling shareholders will offer their shares through the OTC Bulletin Board or through NASDAQ, or a national securities exchange if the common stock is then listed on NASDAQ or an exchange or they may sell in off-market transactions. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three-month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale.

       The distribution of the Shares by the selling shareholders may be effected from time to time by underwriters who may be selected by the selling stockholders and one or more other broker-dealers in one or more transactions. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                              AVAILABLE INFORMATION

       Wellstone Filters, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of the Company's annual report on Form 10-KSB for the year ended December 31, 2003, its quarterly report on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004, and its Current Report on Form 8-K dated September 7, 2004, together with all subsequently filed reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours, or from the Commission web site at http://www.sec.gov.

                              SELLING STOCKHOLDERS

         The following table sets forth for each of the Selling Shareholders, to the extent known as of the date of this Prospectus, such person's ownership of shares known as of the date of this Prospectus, the number of shares to be issued to and offered by each person, and the percentage held after the offering.

                                    Number of Shares               Number of Shares            Percentage
Employee/Consultant                     Now Owned                to be issued and sold       After Offering

John Smart, Ph.D                     4,800,000(1)                       1,600,000                      (2)
William Wilkinson                              0                       4,000,000                      (2)

Other persons  to be determined                --                       4,400,000                       --

         Total  Issuance                                                6,000,000                      (2)

(1) Includes 4,800,000 shares issuable upon exercise of outstanding stock options, of which 1,600,000 are registered for sale in this prospectus.

(2) Less than 1%

       Information with respect to selling shareholders shall be supplemented at such time as the identity of shareholders selling "control" or "restricted" securities become known.

       The shares described above include up to 6,000,000 shares to be issued under the 2005 Advisor Compensation Plan. This plan is not formalized in any written document other than consulting agreements pursuant to which the above shares are to be issued. The services rendered under the Advisor Compensation Plan will not be in connection with the offer or sale of securities in a capital raising transaction.

                     INFORMATION WITH RESPECT TO THE COMPANY

This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004, and September 30,2004, and its Current Report on Form 8-K dated September 7, 2004, or the latest Annual Report on Form 10-KSB, its Quarterly Reports on Form 10-QSB or Current Reports on Form 8-K filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 250 Crown Boulevard, Timberlake North Carolina 27583, telephone (914) 333-0090.

                                     PART II


Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in the registration statement:

         (a) The Company's Annual Report on Form 10-KSB filed for the year ended December 31, 2003, the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 , and the Current Report on Form 8-K dated September 7, 2004.

         All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents but prior to the filing of a post-effective amendment to this Registration
Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         The Company has authorized 300,000,000, $.001par value, shares of common stock and 1,000,000, $.01 par value, shares of preferred stock. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. The voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares on common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

         Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the Company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

Item 5.  Interests of Named Experts and Counsel

         Mr.  Jehu  Hand,  an  officer  and   shareholder  of  Hand  &  Hand,  a
professional corporation, may receive shares issued hereunder. This firm will render a legal opinion on the shares offered hereby.

Item 6.  Indemnification of Officers and Directors

         The Delaware General Corporation Law provides for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.  Exemption from Registration Claimed

         The Company expects to issue shares for advisory services rendered to a limited number of persons. These sales will be made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8.      Exhibits

4.           Instruments defining the rights of security holders.

             4(1)   Form of Consulting Agreement with schedule of details.


5.           Opinion of Hand & Hand, consent included.

23.1 Consent of Hand & Hand (included in the firm's opinion filed as Exhibit 5).

23.2         Consent of Accountants.

Item 9.      Undertakings

 (a)         The undersigned registrant hereby undertakes:

             (1)      To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited
                              to) any addition or election of a managing underwriter.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
             In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Timberlake, North Carolina, on January 25, 2005.

                                                      WELLSTONE FILTERS, INC.


                                                      By:   /s/ Learned J. Hand
                                                            Learned J. Hand
                                       CEO


         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on January 25, 2005.


/s/ Learned J. Hand                          CEO (Principal Executive Officer)
Learned J. Hand                              and Director

/s/ Samuel Veasey                             Chief Financial Officer (Principal
                               Financial and Accounting Officer)
Samuel Veasey


/s/ Dr. Jere E.  Goyan.                      Chairman
Dr. Jere E. Goyan




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